Exhibit 10.3

AMENDMENT NO. 5 TO CREDIT AGREEMENT
This AMENDMENT NO. 5 TO CREDIT AGREEMENT (this “Amendment”), dated as of March 1, 2018, is among BABCOCK & WILCOX ENTERPRISES, INC., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement described below) (in such capacity, the “Administrative Agent”), and each of the Lenders party hereto, and, for purposes of Sections 1, 2, 3, 5, 8, 9 and 11 hereof, acknowledged and agreed by certain Subsidiaries of the Borrower, as Guarantors.
W I T N E S S E T H:
WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Credit Agreement, dated as of May 11, 2015 (as amended by Amendment No. 1 to Credit Agreement, dated as of June 10, 2016, and as further amended by Amendment No. 2 to Credit Agreement, dated as of February 24, 2017, Amendment No. 3 to Credit Agreement, dated as of August 9, 2017 (“Amendment No. 3”), and Amendment No. 4 to Credit Agreement, dated as of September 20, 2017, and from time to time further amended, supplemented, restated, amended and restated or otherwise modified, the “Credit Agreement”; capitalized terms used in this Amendment not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement (as amended hereby)), pursuant to which the Lenders have provided a revolving credit facility to the Borrower;
WHEREAS, the Borrower and the other Loan Parties have entered into that certain Pledge and Security Agreement, in favor of the Administrative Agent for the ratable benefit of the Secured Parties, dated as of June 30, 2015 (as amended by Amendment No. 3 and from time to time further amended, supplemented, restated, amended and restated or otherwise modified, the “Collateral Agreement”);
WHEREAS, each Loan Party hereby acknowledges and confirms that the non-compliance events on Exhibit A hereto (referred to as the “Non-Compliance Events”) are anticipated to occur;

    WHEREAS, the Borrower and the other Loan Parties have requested that the Administrative Agent and the Lenders waive the Non-Compliance Events on a limited basis (except as provided in Section 4(a) herein) from the date upon which this Amendment becomes effective until the occurrence of a Waiver Termination Event, as such term is defined in Section 4 herein and subject to the last paragraph thereof (the “Waiver Period”);

WHEREAS,  solely with respect to the Non-Compliance Events, the Administrative Agent and the Lenders have agreed to waive the Non-Compliance Events in accordance with the terms and conditions set forth herein;

WHEREAS, the Administrative Agent’s and the Lenders’ actions in entering into this Amendment are without prejudice to the rights of any of the Administrative Agent and the other Secured Parties to pursue any and all remedies under the Loan Documents, pursuant to applicable law or in equity available to any of them in their sole discretion upon the termination (whether upon expiration thereof or otherwise) of the Waiver Period;

WHEREAS, identification of the Non-Compliance Events in this Amendment does not constitute an agreement by the Administrative Agent, the Lenders and/or any of the other Secured Parties that there are no other Defaults or Events of Default currently existing or anticipated under the Credit Agreement or the other Loan Documents, and the Administrative Agent and the other Secured Parties have reserved all rights and remedies with respect to any such Defaults or Events of Default; and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to certain amendments to the Credit Agreement and the Collateral Agreement as set forth herein, and the Administrative Agent and the Lenders signatory hereto are willing to effect such amendments on the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Initial Amendments to the Credit Agreement.
The Credit Agreement is, effective as of the Amendment No. 5 Effective Date (as defined below), hereby amended as follows:

(a)	Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the following new definitions in the appropriate alphabetical order in Section 1.01:

“Amendment No. 5” means that certain Amendment No. 5, dated as of the Amendment No. 5 Effective Date, by and among the Borrower, the Administrative Agent and the Lenders party thereto, and acknowledged and agreed by the Guarantors.
“Amendment No. 5 Effective Date” means March 1, 2018, the date on which the conditions precedent to the effectiveness of Amendment No. 5 were satisfied.
“CIO” has the meaning set forth in Section 6.33.

“Equity Backstop Commitment Letter” shall mean (a) that certain letter regarding the equity financing commitment, dated as of the Amendment No. 5 Effective Date, between Vintage Capital Management, LLC and B. Riley Financial, Inc. and (b) that certain letter regarding the equity financing commitment, dated as of the Amendment No. 5 Effective Date, between the Borrower and Vintage Capital Management, LLC.

“MEGTEC” means Babcock & Wilcox MEGTEC Holdings, Inc., Babcock & Wilcox MEGTEC, LLC, and their respective Subsidiaries.

“Orion Plan” means an asset divestiture plan with respect to MEGTEC and Universal, which plan will include a detailed description of the analysis performed by the CIO to determine the process and timing to effectuate such sale and a detailed rationale for such decisions.

“Plan” means an asset divestiture plan, which plan will include a detailed description of the analysis performed by the CIO to determine what assets to sell or retain, the process and timing to effectuate such sales and a detailed rationale for such decisions.

“Recapitalization Transaction” means, prior to the later of (x) April 15, 2018 and (y) the earlier of (I) 20 days after the SEC declares effective the Borrower’s Registration Statement on Form S-3 (including any post-effective amendment thereto required by law) and (II) May 1, 2018, the use of (i) net cash proceeds of at least $180,000,000 from the issuance of Stock (other than Disqualified Stock) of the Borrower in accordance with the terms and conditions of the Equity Backstop Commitment Letter and the rights offering described therein, and (ii) unrestricted cash of the Borrower and its

Subsidiaries to repay the Indebtedness under the Second Lien Credit Agreement and effect a Discharge of Second Priority Obligations (as defined in the Intercreditor Agreement).

“Sale Milestone” means the receipt by the Borrower and its Subsidiaries of Net Cash Proceeds in excess of $100,000,000 from one or more Prepayment Events in connection with Asset Sales of Selected Assets occurring after the Amendment No. 5 Effective Date.

“Selected Assets” means assets identified by the CIO under either the Plan or the Orion Plan.

“Universal” means Babcock & Wilcox Universal, Inc. and its Subsidiaries.

“Vølund Projects Schedule” means, for each Vølund Project, the Project Status Report schedule for such project most recently delivered to FTI prior to the Amendment No. 5 Effective Date.

(b)	The definition of “Applicable Rate” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended and restated in its entirety as follows:

“Applicable Rate” means a percentage per annum equal to:

For calendar year ending	2018	2019	2020
Eurocurrency Rate Loans	5.00%	6.00%	7.00%
Base Rate Loans	4.00%	5.00%	6.00%
Commitment fee incurred pursuant to Section 2.09(a)	1.00%	1.00%	1.00%
Letter of Credit Fees for Financial Letters of Credit	2.50%	2.50%	2.50%
Performance Letter of Credit Fees / Commercial Letter of Credit Fees	1.50%	1.50%	1.50%

; provided that during the period commencing on the Amendment No. 5 Effective Date until the occurrence of a Recapitalization Transaction, “Applicable Rate” shall mean (a) 7.00%, with respect to Eurocurrency Rate Loans and (b) 6.00%, with respect to Base Rate Loans.

(c)
The definition of “Fair Market Value” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party; provided that, for any determination of Fair Market Value in connection with an Asset Sale to be made pursuant to Section 7.04(i) in which the estimated ~~Fair Market Value~~ fair market value of the properties disposed of in such Asset Sale exceeds ~~$25,000,000~~$10,000,000, the Borrower shall provide evidence reasonably satisfactory to the Administrative Agent with respect to the calculation of such Fair Market Value.

(d)
The definition of “Guarantors” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Guarantors” means, collectively, each Wholly-Owned Domestic Subsidiary of the Borrower listed on Schedule 1.01(b) hereto, and each other Person that is or becomes a party to the Guaranty (including by (i) execution of a Joinder Agreement pursuant to Section 6.22 or (ii) otherwise pursuant to this Agreement), but expressly excludes all Captive Insurance Subsidiaries ~~and all Excluded Domestic Subsidiaries~~.

(e)	Clause (c) of the definition of “Liquidity” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended and restated in its entirety as follows:

(c) (i) after the Amendment No. 3 Effective Date and during the Relief Period, the lesser of (x) the Relief Period Sublimit, less the aggregate outstanding principal amount of Revolving Credit Loans and (y) the Revolving Credit Facility, less the Total Outstandings, and, (ii) other than during the Relief Period, the Revolving Credit Facility, less the Total Outstandings.

(f)
The definition of “Pledged Interests” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Pledged Interests” means (a) the Stock and Stock Equivalents of each of the existing or hereafter organized or acquired direct Domestic Subsidiaries of a Loan Party; and (b) ~~65%~~100% of the Voting Stock (or if the relevant Person shall own less than ~~65%~~100% of such Voting Stock, then 100% of the Voting Stock owned by such Person) and 100% of the nonvoting Stock and Stock Equivalents of each existing or hereafter organized or acquired First-Tier Foreign Subsidiary; provided that Pledged Interests shall not include any Stock or Stock Equivalents in (i) any Captive Insurance Subsidiary, (ii) any Joint Venture to the extent that the Constituent Documents of such Joint Venture prohibit such a security interest to be granted to the Administrative Agent, or (iii) any Subsidiary that is not a Loan Party or any Joint Venture (provided that this clause (iii) shall not prohibit or exclude any pledge of the Stock and Stock Equivalents of any Foreign Subsidiary that is required to be pledged pursuant to this Agreement) to the extent that such Joint Venture or Subsidiary has incurred Non-Recourse Indebtedness the terms of which either (A) require security interests in such Stock and Stock Equivalents to be granted to secure such Non-Recourse Indebtedness or (B) prohibit such a security interest to be granted to the Administrative Agent; provided, further, that the Pledged Interests (x) ~~shall not include, in the aggregate, more than 65% of the “stock entitled to vote” (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) of any Foreign Subsidiary of any Person (taking into account any stock of such Foreign Subsidiary that may be deemed to be pledged for U.S. federal income tax purposes as a result of a pledge of Stock or Stock Equivalents in a Disregarded Entity), (y)~~ shall not include any Stock or Stock Equivalents of a Foreign Subsidiary owned by any Person other than the Borrower or a Guarantor, and ~~(z)~~(y) shall not include any Stock or Stock Equivalents of any Excluded Domestic Subsidiary.

(g)
The definition of “Relief Period Termination Date” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Relief Period Termination Date” means the date, which may be no earlier than the date of delivery of the Compliance Certificate for the fiscal quarter of the Borrower ending December 31, ~~2018~~2019, on which the Borrower has made a written request for the termination of the Relief Period, and has attached thereto a certification (including reasonably detailed calculations with respect thereto) demonstrating that (a) the Senior Leverage Ratio (calculated as of the last day of the most recent Fiscal Quarter ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered) is not greater than 2.25 to 1.00 and (b) the Interest Coverage Ratio (calculated as of the last day of the most recent Fiscal Quarter ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered) is not less than 4.00 to 1.00.

(h)	The definition of “Revolving Credit Facility” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended and restated in its entirety as follows:
“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time. As of the Amendment No. 5 Effective Date, the aggregate amount of the Lenders’ Commitments shall equal $450,000,000.

(i)	Clause (a) of Section 2.03 (Letters of Credit) of the Credit Agreement shall be amended by inserting the following as a new sub-clause (vii) to read in its entirety as follows:

(vii)    Notwithstanding anything to the contrary contained herein, from and after the Amendment No. 5 Effective Date, L/C Credit Extensions (other than on account of Financial Letters of Credit) shall be limited to the following purposes: (A) renewals of existing Letters of Credit, provided that increases to the Outstanding Amount thereof shall not exceed 105% of such Outstanding Amount, (B) L/C Credit Extensions solely on account of the operations of the power segment (i.e., the Borrower and its Subsidiaries’ portion of their business that provides the supply of and aftermarket services for steam-generating, environmental, and auxiliary equipment for power generation and other industrial applications), (C) L/C Credit Extensions solely on account of the operations of Babcock & Wilcox MEGTEC Holdings, Inc. and its Subsidiaries, (D) L/C Credit Extensions solely on account of the operations of Babcock & Wilcox SPIG Inc., (E) L/C Credit Extensions on account of the operations of Babcock & Wilcox Loibl GmbH of an aggregate Outstanding Amount not to exceed €1,500,000, (F) L/C Credit Extensions solely on account of the operations of Babcock & Wilcox Universal, Inc. and its Subsidiaries (other than Foreign Subsidiaries) and (G) other purposes upon prior written approval by the Administrative Agent and the Required Lenders.

(j)
Sub-clause (vi) of clause (b) of Section 2.05 (Prepayments) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

(vi)    In the event, and on each occasion, at the close of any Business Day (the “Test Date”), the aggregate unrestricted cash and Cash Equivalents (a) of the Borrower and its Subsidiaries exceeds ~~$75,000,000~~$60,000,000 or (b) of the Non-Loan Parties exceeds ~~$50,000,000~~$45,000,000 (a “Trigger Event”), in either case for each of the preceding three Business Days, the Borrower shall prepay the Revolving Credit Loans in an aggregate amount equal to 100% of the amount of such excess such that after giving effect to such repayment, the Borrower and its Subsidiaries and/or the Non-Loan Parties, as applicable, do not hold unrestricted cash and Cash Equivalents in amounts in excess of the above

(such mandatory prepayments to be applied as set forth in clause (ii) above) on or prior to (A) the first Business Day after the Test Date or (B) the third Business Day after the Test Date solely with respect to any cash held in a deposit account owned by a Foreign Subsidiary of the Borrower required to be used for such prepayment (each of such dates, a “Repayment Deadline”).

(k)	Section 5.13 (Use of Proceeds) of the Credit Agreement shall be amended by inserting the text underlined below to read in its entirety as follows:

5.13    Use of Proceeds. Except as prohibited by Section 7.12, the (a) proceeds of the Loans are being used by the Borrower only (i) for working capital needs, capital expenditures, Permitted Acquisitions, general corporate purposes and other lawful corporate purposes of the Borrower and its Subsidiaries and (ii) to pay fees and expenses in connection with this Agreement and the related transactions, and (b) Letters of Credit are being solely used by the Borrower to support warranties, bid bonds, payment or performance obligations and for other general corporate purposes by Permitted L/C Parties and, in each case, in respect of any Letter of Credit issued after the Amendment No. 5 Effective Date, for no other purpose other than as permitted in Section 2.03(a)(vii).

(l)	Section 6.03 (Default and Certain Other Notices) of the Credit Agreement shall be amended and restated in its entirety as follows:

6.03    Default and Certain Other Notices. Promptly and in any event within five Business Days after a Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower shall give the Administrative Agent notice:(a)    of the occurrence of any Default or Event of Default;
(b)    of any amendments, additions or modifications to the Form 10 effectuated on or after the Closing Date, or of any material notices from the SEC with respect thereto, including, without limitation, notice of the effectiveness of the Spinoff;
(c)    of the issuance of a notice of proposed debarment or notice of proposed suspension by a Governmental Authority or Governmental Authorities; and
(d)    of (i) management changes, (ii) reorganization and consolidation changes with respect to Foreign Subsidiaries and (iii) changes to the Vølund Projects Schedule.
Each notice pursuant to this Section 6.03 (other than Section 6.03(b)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, the anticipated effect thereof, and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. Any notice pursuant to this Section 6.03, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

(m)	Section 6.28 (Consultant) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

6.28     Consultant. (a) Within 30 days after the Amendment No. 3 Effective Date, solely during the Relief Period, the Borrower shall ~~(a)~~(i) retain a Consultant, which Consultant shall assist the Borrower in further developing its financial planning & analysis function, standardization of segment reporting and weekly cash flow forecasting, and shall not terminate or modify such engagement without the consent of the Administrative Agent and the Required Lenders, ~~(b)~~(ii) cause the Consultant to be available to the Administrative Agent and the Administrative Agent’s advisors, including FTI, in each case as commercially reasonable and ~~(c)~~(iii) cause the Consultant to present a monthly written update to the Administrative Agent and the Lenders on progress achieved and answer any related questions of the Administrative Agent or the Lenders, (b) immediate effect from the Amendment No. 5 Effective Date, solely during the Relief Period, the Borrower shall cause the Consultant to, in addition to the Consultant’s existing responsibilities specified in the foregoing clause (a)(ii) and (iii), (i) assist with the business plan of the Borrower and its Subsidiaries to ensure that all assumptions are viable, (ii) assist management with reviewing each business segment and develop a plan to improve gross profit margins (including assessing contract bidding in all business segments and pursuing active third party claims relative to spend to achieve any recovery), (iii) prepare a detailed analysis of general and administrative expenses and other overhead by business segment and at the corporate level, develop suggested cost reductions and cost savings initiatives, and present related findings to the Borrower, the Administrative Agent, and the Lenders, (iv) assist management with implementation of approved cost reduction activities and provide bi-weekly updates to the Administrative Agent on progress achieved, (v) assist management with reviewing risk controls at each business segment (including evaluating and making recommendations on incremental project write-downs and/or losses), (vi) assist management with evaluating strategic business sale(s) and equity transactions and make recommendations to the board of directors, and, (vii) with respect to all of the Consultant’s responsibilities, provide a detailed presentation of the results of such responsibilities to the Administrative Agent and Lenders with each monthly Budget update delivered pursuant to Section 6.29(b) of this Agreement, and (c) as soon as commercially reasonable and no later than 30 days after the Amendment No 5. Effective Date, deliver to the Administrative Agent a copy of a duly executed amendment to the engagement letter with the Consultant, in form and substance reasonable satisfactory to the Administrative Agent, pertaining to the expanded responsibilities of the Consultant as described in clause (b).

(n)	Article VI (Affirmative Covenants) shall be amended to insert the following as new affirmative covenants:

6.32    Teesside Project Update. No later than the fifth Business Day of each calendar month, the Borrower shall deliver to the Administrative Agent on behalf of the Lenders a certificate of Jimmy Morgan, Senior Vice President, Renewable, or Responsible Officer reasonably acceptable to the Administrative Agent, certifying that to the best of his or her knowledge the Teesside project is on-schedule to obtain the certification required by September 30, 2018 for the customer to receive the assumed renewable energy subsidies.

6.33    Chief Implementation Officer. As soon as commercially reasonable and in no event later than 30 days after Amendment No. 5 Effective Date, the Borrower shall appoint on terms and having a scope of engagement reasonably satisfactory to the Administrative Agent and the Required Lenders (which appointment shall not be modified or terminated without the consent of the Administrative Agent and the Required Lenders) a chief implementation officer acceptable to the Administrative Agent and the Required Lenders (the “CIO”), which CIO shall (a) report to and be supervised by the board of directors of the Borrower and be vested with the power and authority to manage, direct and control the business, affairs and property of the Borrower and its Subsidiaries (including sales of the Selected Assets) and to perform any and all acts and activities customary or incident to the management of the Borrower and its Subsidiaries’ activities and such additional duties as the board of directors may from time to time determine, (b) develop in conjunction with the board of directors and the chief executive officer and present to the Administrative Agent and the Lenders within 90 days of the CIO’s date of retention, a strategic plan, including performance improvement initiatives, cost reduction and cost savings measures, and specific asset sales and related timing to deleverage the Borrower and its business and increase profitability, (c) present the Plan to the Administrative Agent and the Lenders within 90 days of the CIO’s date of retention, (d) present the Orion Plan to the Administrative Agent and the Lenders within 60 days of the CIO’s date of retention and (e) be authorized by the Borrower to communicate directly with the Administrative Agent and the Lenders as to its duties described above.

6.34    Completion of Vølund Project Milestones. The Borrower shall complete the specified milestones for each of the Vølund Projects in accordance with the schedule set forth on Exhibit C to Amendment No. 5.

(o)
The unnumbered paragraph at the end of Section 7.01 (Indebtedness) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

provided that after the Amendment No. ~~3~~5 Effective Date and during the Relief Period, the aggregate outstanding principal amount of all Indebtedness pursuant to Sections 7.01(i) and (o) (including any Indebtedness that is Subordinated Debt) shall not exceed ~~$20,000,000~~$7,500,000 at any time.

(p)	Section 7.02 (Liens) of the Credit Agreement shall be amended by inserting the text below as a new, unnumbered, paragraph at the end of such Section to read in its entirety as follows:

Notwithstanding the foregoing or anything to the contrary contained in any Loan Document, with effect from the Amendment No. 5 Effective Date, no Loan Party or Subsidiary shall pledge, cause to be pledged, or permit the pledge of, any asset owned by a Domestic Subsidiary as credit support in favor of, or for the benefit of, any Non-Loan Party.

(q)	Clause (i) of Section 7.04 (Asset Sales) of the Credit Agreement shall be amended and restated in its entirety as follows:

(i)    as long as no Default exists or would result therefrom, any other Asset Sale for Fair Market Value and where (A) at least 75% of the consideration received therefor is cash or Cash Equivalents and (B) the Non-Cash Consideration from such Asset Sale and all other Asset Sales made in reliance upon this subclause (B) during (x) the Relief Period does not exceed $0.00 and (y) any Fiscal Year not entirely within the Relief Period does not exceed $10,000,000; provided, however, that with respect to any such Asset Sale in accordance with this clause (i), the aggregate consideration received for the sale of all assets sold in accordance with this clause (i) during any Fiscal Year, including such Asset Sale, shall not exceed the lesser of (I) $10,000,000 and (II) 5% of Consolidated Tangible Assets as of the last day of the immediately preceding Fiscal Year;

(r)	Clause (j) of Section 7.04 (Asset Sales) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

(j)    any single transaction or series of related transactions so long as neither such single transaction nor such series of related transactions involves assets having a Fair Market Value of more than ~~$3,000,000~~$2,000,000;

(s)	Section 7.12 (Use of Proceeds) of the Credit Agreement shall be amended by inserting the text underlined below to read in its entirety as follows:

7.12     Use of Proceeds. (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in contravention of Regulation U of the FRB and (b) the proceeds of Loans made after the Amendment No. 5 Effective Date shall not be used to cash collateralize any letters of credit, sureties, support for warranties or performance obligations, or any similar obligations other than the Letters of Credit.

(t)	Section 7.18 (Minimum Liquidity) of the Credit Agreement shall be amended and restated in its entirety as follows:

7.18     Minimum Liquidity. The Borrower shall not permit Liquidity as of the last Business Day of any calendar month, commencing on the calendar month ending August 31, 2017, to be less than (a) $65,000,000 or (b) after the satisfaction of the Sale Milestone, $75,000,000 as demonstrated by a certificate of a Responsible Officer delivered within 15 days of the end of the relevant calendar month certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to the Administrative Agent.

(u)	Clause (d) of Section 8.01 (Events of Default) of the Credit Agreement shall be amended to insert the text “6.32” immediately following the text “6.26” therein.

2.	Subsequent Amendments to the Credit Agreement.
The Credit Agreement is, effective simultaneously with the consummation of the Recapitalization Transaction, amended as follows:

(a)	Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the following new definitions in the appropriate alphabetical order in Section 1.01:

“China JV” means the equity interests in Babcock & Wilcox Beijing Co., Ltd.

“Deferred Facility Fee” has the meaning specified in Section 2.09(b)(iv).
“Deferred Facility Fee Decrease Event” means the occurrence of any of the following: (a) the Borrower and its Subsidiaries’ receipt of Net Cash Proceeds in excess of $50,000,000 from one or more Prepayment Events in connection with Asset Sales occurring after the Amendment No. 5 Effective Date, (b) after or simultaneously with the satisfaction of the condition set forth in the immediately preceding clause (a), the Borrower and its Subsidiaries’ receipt of additional Net Cash Proceeds in excess of $25,000,000 from one or more Prepayment Events in connection with Asset Sales or (c) the completion and customer turnover of the Vølund Projects related to the counterparties listed on Exhibit A(I) of Amendment No. 5.

“Foreign Security Provider” means the Foreign Subsidiaries identified by the Administrative Agent from time to time in consultation with the Borrower, which Foreign Subsidiaries may be located in the following jurisdictions: (i) Canada, (ii) Germany, (iii) the United Kingdom, (iv) Sweden and (v) any other jurisdiction with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed (provided that SPIG S.p.A. and its Subsidiaries and Babcock & Wilcox Vølund, A/S and its Subsidiaries shall not be required to become Foreign Security Providers).

“Project Top Hat” means the target assets identified in and accordance with the Summary of Terms: Purchase of Assets of KVB-Enertec delivered to the Administrative Agent on February 23, 2018.

(b)	The definition of “Change of Control” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by adding the following proviso to the end of clause (a) thereof:
; provided that it shall not be deemed to be a Change of Control if Vintage Capital Management, LLC, B. Riley Financial Inc. or a related “person” or “group” acceptable to the Administrative Agent and the Required Lenders becomes the beneficial owner of more than 30% of such equity securities of the Borrower pursuant simultaneously with or after the Recapitalization Transaction.

(c)
The definition of “Commitment Reduction Amount” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Commitment Reduction Amount” means (a) with respect to any reduction of the Revolving Credit Facility required by Section 2.06(b) related to a Prepayment Event under clause (a) of the definition thereof, the Net Cash Proceeds of such event required to be utilized pursuant to Section 2.05(b) to make such a prepayment (including any amount that may be retained by the Borrower pursuant to Section 2.05~~(d)~~(b)(iv)), provided that only 65% of the first $100,000,000 of the Net Cash Proceeds received after the Amendment No. 5 Effective Date in connection with Prepayment Events on account of Asset Sales shall be deemed to be included in this definition of “Commitment Reduction Amount” and (b) with respect to each Commitment Reduction Event, an amount equal to ~~50% of~~ the aggregate principal amount of the incurrence of Indebtedness giving rise to such Commitment Reduction Event.

(d)	Clause (b)(vii) of the definition of “EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended and restated in its entirety as follows:
(vii)(x) for any period that includes the fiscal quarter ended December 31, 2016, the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced by the Borrower and its Subsidiaries in such quarter in connection with the Vølund Projects in an aggregate amount not to exceed $98,100,000, (y) for any period that includes the fiscal quarter ended June 30, 2017, the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced by the Borrower and its Subsidiaries in such quarter in connection with the Vølund Projects in an aggregate amount not to exceed $115,200,000, (z) for any period that includes the fiscal quarter ended September 30, 2017, the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced by the Borrower and its Subsidiaries in such quarter in connection with the Vølund Projects in an aggregate amount not to exceed $30,100,000 and (aa) for any period that includes the fiscal quarter ended December 31, 2017, the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced by the Borrower and its Subsidiaries in such quarter in connection with the Vølund Projects in an aggregate amount not to exceed $38,700,000;

(e)	Clause (b)(x) of the definition of “EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended and restated in its entirety as follows:

(x) (x) with respect to the period commencing on July 1, 2017 through December 31, 2017, non-recurring charges incurred by the Borrower or its Subsidiaries in respect of business restructurings, provided that the aggregate amount added back to Consolidated Net Income pursuant to this clause (x) for any four consecutive Fiscal Quarter period shall not exceed $4,000,000 and (y) with respect to the period commencing on January 1, 2018 through December 31, 2018, non-recurring charges incurred by the Borrower or its Subsidiaries in respect of business restructurings, provided that the aggregate amount added back to Consolidated Net Income pursuant to this clause (y) for any four consecutive Fiscal Quarter period shall not exceed $7,000,000.

(f)	Clause (b) of the definition of “EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended as follows:

(i)	deleting the word “and” after current clause (ix) thereof; and

(ii)	inserting the word “and” after current clause (x) thereof; and

(iii)	inserting new clause (xi) to read in its entirety as follows:
(xi) (x) fees and expenses paid in connection with or pursuant to Amendment No. 5 to the extent disclosed in writing to the Administrative Agent and in an amount not to exceed $11,000,000, (y) fees and expenses of the Administrative Agent’s advisors, including FTI and Freshfields Bruckhaus Deringer US LLP and (z) any loss, charge, expense or other items that are payments of Obligations under the Second Lien Credit Agreement (as defined in the Second Lien Credit Agreement).

(g)
The definition of “Interest Expense” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Interest Expense” means, for any Person for any period, total interest expense of such Person and its Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP and including, in any event (without duplication for any period or any amount included in any prior period), (a) net costs under Interest Rate Contracts for such period, (b) any commitment fee (including, in the case of the Borrower or any of its Subsidiaries, the commitment fees hereunder) accrued, accreted or paid by such Person during such period, (c) any fees and other obligations (other than reimbursement obligations) with respect to letters of credit (including, in respect of the Borrower or any of its Subsidiaries, the Letter of Credit Fees) and bankers’ acceptances (whether or not matured) accrued, accreted or paid by such Person for such period, ~~and~~ (d) the fronting fee with respect to each Letter of Credit and (e) any facility fee (including, in the case of the Borrower or any of its Subsidiaries, the facility fees hereunder but excluding any Deferred Facility Fees) accrued, accreted or paid by such Person during such period. For purposes of the foregoing, interest expense shall (i) be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Swap Contracts, (ii) exclude interest expense accrued, accreted or paid by the Borrower or any Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower and (iii) exclude credits to interest expense resulting from capitalization of interest related to amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in conformity with GAAP. Notwithstanding the foregoing, “Interest Expense” shall not include (1) any interest expense related to the ARPA litigation, as described in the Borrower’s Form 10-Q for the Fiscal Quarter ended June 30, 2017 or (2) any loss, charge, expense, prepayment premium or other items that payments of Obligations under the Second Lien Credit Agreement (as defined in the Second Lien Credit Agreement).

(h)
The definition of “Prepayment Event” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Prepayment Event” means:
(a) (i) any Asset Sale (other than an Asset Sale permitted by any of Section 7.04(a), (b), (c), (e), (f), (g), (h), (j), (k) ~~or~~, (l) or (n)), (ii) any sale and leaseback transaction (whether or not permitted by Section 7.13) resulting in aggregate Net Cash Proceeds in excess of $3,000,000 for any single transaction or a series of related transactions or (iii) any Recovery Event; or
(b) the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 7.01.

(i)	Clause (b) of Section 2.09 (Fees) of the Credit Agreement shall be amended by inserting the following as a new clause (iv) to read in its entirety as follows:

(iv) The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a deferred facility fee equal to a percentage per annum of 2.50% of the portion of the Revolving Credit Facility held by such Lender as of the date of payment of such fee (the “Deferred Facility Fee”), provided that such percentage shall be decreased by 0.50% upon the occurrence of each Deferred Facility Fee Decrease Event, up to an aggregate decrease of 1.50%. The Deferred Facility Fee shall accrue at all times during the Availability Period after the Recapitalization Transaction, including at any time during which one or more of the conditions in Article IV is not met, and shall be earned quarterly in arrears on the first Business Day of each fiscal quarter, commencing with the first such date to occur after the Amendment No. 5 Effective Date, and shall be fully earned when accrued, shall not be refundable for any reason whatsoever and shall be payable on the last day of the Availability Period. For the avoidance of doubt, the Deferred Facility Fee set forth in this clause (iv) shall be in addition to the facility fee set forth in clause (iii) above.

(j)	Clause (a)(iii)(A) of Section 2.16 (Defaulting Lenders) of the Credit Agreement shall be amended by inserting the text underlined below to read in its entirety as follows:

(a)(iii)(A) No Defaulting Lender shall be entitled to receive any commitment fee or facility fee payable under Section 2.09(a) or Section 2.09(b)(iii) or (iv) for any period during which that Lender is a

Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(k)	Article VI (Affirmative Covenants) shall be amended to insert the following as new affirmative covenants:

6.35     Net Cash Proceeds from Asset Sales. The Borrower and its Subsidiaries shall have achieved the Sale Milestone prior to March 31, 2019, provided that this covenant shall be deemed satisfied if the Borrower presents the Administrative Agent and the Required Lenders with signed bona fide offers for certain of the Selected Assets which would have produced Net Cash Proceeds in excess of $100,000,000 prior to March 31, 2019 and the Administrative Agent and the Required Lenders object to the terms and conditions of such documentation.

6.36    Foreign Collateral; Pledges of Stock and Stock Equivalents. The Borrower shall cause (a) each Foreign Security Provider to execute a Joinder Agreement to the Guaranty or other guaranty or equivalent documentation satisfactory to the Administrative Agent and provide, pursuant to security documentation satisfactory to the Administrative Agent, a security interest in substantially all of its assets (subject to exceptions to be agreed between the Borrower and the Administrative Agent) and (b) each Loan Party to provide a pledge of 100% of the Stock and Stock Equivalents in each Wholly-Owned Subsidiary to the Administrative Agent to the extent not previously pledged prior to the Amendment No. 5 Effective Date, together with, in each case, such customary legal opinions as may be reasonably requested by the Administrative Agent.

(l)	Section 7.04 (Asset Sales) of the Credit Agreement shall be amended by:

(iv)	deleting the word “and” after current clause (l) thereof;

(v)	deleting the period and inserting “;” after current clause (m) thereof;

(vi)	inserting new clauses (n) and (o) to read in their entirety as follows:
(n)    any Asset Sale of (i) Project Top Hat on terms and conditions reasonably satisfactory to the Administrative Agent and (ii) the China JV; and
(o)    the sale of Selected Assets at Fair Market Value and in accordance with the Plan and the Orion Plan on terms and conditions and pursuant to documentation satisfactory to the Administrative Agent and the Required Lenders; provided that (1) the terms and conditions of the documentation relating to such Asset Sales shall be satisfactory to the Required Lenders and the Administrative Agent and (2) to the extent that such documentation is satisfactory, the parties hereto agree to revisit covenants set forth in Sections 7.16(a) and (b), taking into account the EBITDA associated with the Selected Assets being sold and the application of the sale proceeds thereof.

(v)	Section 7.05 (Restricted Payments) of the Credit Agreement shall be amended by:

(i)	inserting the text “; and” in replacement of the text “.” at the end of clause (h); and

(ii)	inserting a new clause (i) to read in its entirety as follows:

(i) the payment and/or prepayment of principal, premium, interest, fees and other charges under the Second Lien Credit Agreement pursuant to the Recapitalization Transaction, provided that such payments and/or prepayments results in a Discharge of Second Priority Obligations (as defined in the Intercreditor Agreement).

(m)	Section 7.16 (Financial Covenants) of the Credit Agreement shall be amended by:

(i)	amending and restating clause (a) thereof as follows:
(a)    Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter of the Borrower set forth below to be less than the ratio set forth below opposite such period (provided that, notwithstanding any Fiscal Quarter not being included in the below, the Borrower shall include a reasonably detailed calculation of the Interest Coverage Ratio in the Compliance Certificate delivered pursuant to Section 6.01(c) with respect to such Fiscal Quarter):

Fiscal Quarters Ending	Minimum Interest Coverage Ratio
December 31, 2017	1.25:1:00
March 31, 2018	1.15:1:00
June 30, 2018	1.00:1:00
September 30, 2018	1.00:1:00
December 31, 2018	1.25:1:00
March 31, 2019	1.50:1:00
June 30, 2019	2.00:1:00
September 30, 2019	2.00:1:00
December 31, 2019 and the last day of each Fiscal Quarter ending thereafter	2.00:1:00
(ii) amending and restating clause (b) thereof as follows:
(b) Senior Leverage Ratio. The Borrower shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such period (provided that, notwithstanding any Fiscal Quarter not being included in the below, the Borrower shall include a reasonably detailed calculation of the Senior Leverage Ratio in the Compliance Certificate delivered pursuant to Section 6.01(c) with respect to such Fiscal Quarter):

Fiscal Quarters Ending	Maximum Senior Leverage Ratio
December 31, 2017	8.50:1:00
March 31, 2018	7.00:1:00
June 30, 2018	6.75:1:00
September 30, 2018	6.75:1:00
December 31, 2018	4.75:1:00
March 31, 2019	3.00:1:00
June 30, 2019	2.75:1:00
September 30, 2019	2.75:1:00
December 31, 2019 and the last day of each Fiscal Quarter ending thereafter	2.50:1:00

(n)	Section 7.19 (Additional Charges) of the Credit Agreement shall be amended and restated in its entirety as follows:

7.19    Additional Charges. Commencing with the quarter ending March 31, 2018, the Borrower shall not permit the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced in connection with the Vølund Project contracts with the counterparties listed on Exhibit B to Amendment No. 5 to exceed $15,000,000 on a cumulative basis.

3.	Amendments to the Collateral Agreement.
The Collateral Agreement is, effective as of the Amendment No. 5 Effective Date, hereby amended as follows:

(a)	The definition of “Excluded Stock” in Section 1.1 (Definitions) of the Collateral Agreement shall be amended and restated in its entirety as follows:
“Excluded Stock” shall mean:
(a)    the Stock and Stock Equivalents of any Captive Insurance Subsidiary;
(b)    the Stock and Stock Equivalents of any Joint Venture to the extent that the Constituent Documents of such Joint Venture prohibit such a security interest to be granted to the Administrative Agent; and
(c)    the Stock and Stock Equivalents of (i) any Subsidiary that is not a Loan Party or (ii) any Joint Venture (provided that this clause (c)(i) and (ii) shall not prohibit or exclude any pledge of the Stock and Stock Equivalents of any Foreign Subsidiary that is required to be pledged pursuant to the Credit Agreement), to the extent that such Subsidiary or Joint Venture has incurred Non-Recourse Indebtedness the terms of which either (A) require security interests in such Stock and Stock Equivalents to be granted to secure such

Non-Recourse Indebtedness or (B) prohibit such a security interest to be granted to the Administrative Agent.

(b)	Section 2.3 (Foreign Action) of the Collateral Agreement is amended in its entirety as follows: “2.3 [reserved].”

(c)	The last sentence of Section 3.3. (Perfected First Priority Liens) of the Collateral Agreement shall be amended by deleting the text stricken below to read in its entirety as follows:
Without limiting the foregoing, each Grantor has taken all actions necessary or desirable under all Requirements of Law of the United States and of any state, territory or possession thereof, including those specified in Section 4.2 to (i) establish the Administrative Agent's "control" (within the meanings of Sections 8-106 and 9-106 of the New York UCC) over any portion of the Investment Property constituting Certificated Securities, Uncertificated Securities (each as defined in the New York UCC), ~~other than any such Investment Property issued by a Foreign Subsidiary to the extent establishing "control" over such Investment Property would require actions under the Requirements of Law of a jurisdiction other than the United States or any state, territory or possession thereof~~, (ii) establish the Administrative Agent's control (within the meaning of Section 9-105 of the New York UCC) over all Electronic Chattel Paper and (iii) establish the Administrative Agent's "control" (within the meaning of Section 16 of the Uniform Electronic Transaction Act as in effect in the applicable jurisdiction "UETA") over all "transferable records" (as defined in UETA).
4.Limited Waiver
(a)Subject to the terms and conditions herein set forth and in reliance upon the Loan Parties’ representations, acknowledgments, agreements and warranties herein contained, including, without limitation, the satisfaction of the conditions precedent described in Section 6 herein, the Administrative Agent and the Lenders agree that during the Waiver Period, (i) the Non-Compliance Events are waived and (ii) no interest at the Default Rate will be charged, accrued or paid in respect of any Non-Compliance Event, and any such amount accrued or charged prior to the Waiver period is waived. The Administrative Agent’s and the Lenders’ agreement to waive the Non-Compliance Events is temporary and limited in nature and shall not be deemed: (i) to preclude or prevent the Administrative Agent, the Lenders and/or any other Secured Party from exercising any rights and remedies under the Loan Documents, applicable law or otherwise arising on account of (A) any Default or Event of Default (other than in respect of the Non-Compliance Events) or (B) the Non-Compliance Events to the extent still existing after the Waiver Period; (ii) to effect any amendment of the Credit Agreement or any of the other Loan Documents, all of which shall remain in full force and effect in accordance with their respective terms; (iii) to constitute a waiver of any other Default or Event of Default (whether now existing or hereafter occurring) or any term or provision of the Credit Agreement or any of the other Loan Documents other than the waivers contained in the first sentence of this clause (a); or (iv) to establish a custom or course of dealing among the Borrower, any other Loan Party and the Administrative Agent, the Lenders and/or any other Secured Party. Notwithstanding the above, the waiver provided in the first sentence of this Section 4(a) shall be permanent upon the consummation of the Recapitalization Transaction.
(b)    The Recitals to this Agreement are hereby incorporated by reference as fully set forth herein and the Loan Parties represent, warrant, and acknowledge that such Recitals are true and correct.
(c)    The temporary waiver of the Non-Compliance Events shall terminate upon the occurrence of any one or more of the following events (each, a “Waiver Termination Event”):

(i)    Any Loan Party repudiates or asserts a defense to any obligation or liability under this Agreement, the Credit Agreement or any other Loan Document or makes or pursues a claim against the Administrative Agent or any Lender; and/or
(ii)    Any Loan Party fails to observe or perform any of its agreements, conditions or undertakings set forth in this Agreement; and/or
(iii)    The occurrence or existence of any Event of Default under the Credit Agreement or any other Loan Document (except with respect to the Non-Compliance Events), or any breach or default by any Loan Party of any term, covenant, condition, representation or warranty set forth in this Amendment, in each case, whether now existing or hereafter occurring; and/or
(iv)    Any representation, warranty or statement of any Loan Party contained herein or in any financial statements (other than with respect to any projections or forward looking financial information, to the extent such information was prepared in good faith) of any Loan Party provided to the Administrative Agent and/or the Lenders in connection herewith shall have been false or incorrect in any material respect (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, in any respect); and/or
(v)    The release of the Secured Parties set forth below is alleged to be invalid or unenforceable by any claim or proceeding initiated or commenced in favor of, through, or by any Loan Party or any other Person;
(vi)    The Borrower amends, supplements or otherwise modifies (or permits the amendment, supplement or other modification of) the Equity Backstop Commitment Letter or consents to the assignment of any obligations of Vintage Capital Management, LLC or B. Riley Financial, Inc. set forth therein without the prior written consent of the Administrative Agent and the Required Lenders;
(vii)    Vintage Capital Management, LLC or B. Riley Financial, Inc. (as applicable) amends, supplements, modifies, terminates, breaches, defaults under, or fails to perform the Equity Backstop Commitment Letter or seeks to assign to any other party any obligations set forth therein without the prior written consent of the Administrative Agent and the Required Lenders; provided further that time is of the essence with respect to Vintage Capital Management, LLC’s and B. Riley Financial Inc.’s obligations under the Equity Backstop Commitment Letter;
(viii)    The consummation of the Recapitalization Transaction; and/or
(ix)    5:00 p.m. (New York City time) on the later of (x) April 15, 2018 and (y) the earlier of (I) 20 days after the SEC declares effective the Borrower’s Registration Statement on Form S-3 (including any post-effective amendment thereto required by law) and (II) May 1, 2018.
Notwithstanding any provision of the Credit Agreement, this Agreement or any other Loan Document to the contrary, upon the occurrence of a Waiver Termination Event, the Administrative Agent and/or the Required Lenders may, at their option, terminate the Waiver Period (provided that upon the occurrence of any of the Waiver Termination Events set forth in clauses (vi), (vii), (viii) and (ix), the Waiver Period shall automatically terminate) and, at their option and without notice to the Borrower or any other Loan Party except as otherwise required by the Loan Documents, exercise any and all rights and remedies pursuant to the Loan Documents or applicable law as a result of the existence of the Non-Compliance Events or any Other Default in such manner as the Administrative Agent and/or the Required Lenders in their sole and exclusive discretion determine.

5.Additional Agreements and Acknowledgments
(a)    The Loan Parties acknowledge and agree that, during the Waiver Period, the Administrative Agent and the Lenders have no obligation to make additional loans or otherwise extend additional credit, including without limitation, any obligation to make or fund any additional Revolving Credit Loans (or otherwise honor any Request for Credit Extension or any unfunded or undrawn Commitments), make or fund any Swing Line Loan or issue any additional Letters of Credit (and each L/C Issuer shall under no circumstances be obligated to amend, renew, extend or otherwise modify any outstanding Letter of Credit in any way), to or for the benefit of the Borrower or the other Loan Parties under the Loan Documents or otherwise. Notwithstanding the foregoing, the Administrative Agent and the Lenders agree to make Revolving Credit Loans and purchase participations in L/C Obligations during the Waiver Period, provided that the aggregate amount of Credit Extensions (excluding L/C Credit Extensions that solely extend the expiry date of the applicable Letter of Credit) made during the Waiver Period shall not exceed $40,000,000 (plus (x) the amount of any prepayments of Credit Extensions during the Waiver Period and (y) any decrease in L/C Obligations since the Amendment No. 5 Effective Date) and each such extension of credit shall be made, in each case, subject to the terms and conditions of Section 2.01 and Section 4.03 of the Credit Agreement (provided that (i) Section 4.03(b), 5.11(b) and 5.11(c) shall each be deemed to contain an exception with respect to the Non-Compliance Events, (ii) Section 4.03(e) shall be deemed satisfied, in each case for purposes of making Credit Extensions during the Waiver Period and (iii) the Request for Credit Extension submitted pursuant to Section 4.03(c) shall, during the Waiver Period, include a representation and warranty by the Borrower that the aggregate amount of Credit Extensions (excluding L/C Credit Extensions that solely extend the expiry date of the applicable Letter of Credit) made during the Waiver Period (after giving effect to the Credit Extension being requested in such Request for Credit Extension) does not, and shall not, exceed $40,000,000 (plus (x) the amount of any prepayments of Credit Extensions during the Waiver Period and (y) any decrease in L/C Obligations since the Amendment No. 5 Effective Date); provided further that up to an additional $35,000,000 in Revolving Credit Loans will be made available on the consummation date of the Recapitalization Transaction subject to the Administrative Agent’s satisfaction, in its reasonable discretion, that the Borrower has received funds from the issuance of equity interests sufficient to consummate the Recapitalization Transaction, and so long as the proceeds of such Revolving Credit Loans immediately are used to repay such Revolving Credit Loans on the succeeding Business Day in accordance with the Credit Agreement (other than the requirement to deliver any prepayment notice), if the Discharge of Second Priority Obligations does not occur on such date.
(b)    The Loan Parties acknowledge and agree that, following a Waiver Termination Event, the Administrative Agent and the Lenders have no obligation to make additional loans or otherwise extend additional credit, including without limitation, any obligation to make or fund any additional Revolving Credit Loans (or otherwise honor any Request for Credit Extension or any unfunded or undrawn Commitments), make or fund any Swing Loan or issue any additional Letters of Credit (and each L/C Issuer shall under no circumstances be obligated to amend, renew, extend or otherwise modify any outstanding Letter of Credit in any way), to or for the benefit of the Borrower or the other Loan Parties under the Loan Documents or otherwise, in the event that any Default or Event of Default (including any Non-Compliance Events) has occurred and is continuing and that any Credit Extension made following the Waiver Period shall be subject, in each case, to each of the terms and conditions of Section 2.01 and Section 4.03 of the Credit Agreement.
(c)    The Borrower and the other Loan Parties shall promptly provide the Administrative Agent and advisors to the Lenders with any information (financial or otherwise) that the Administrative Agent or advisors to the Lenders reasonably request, including, without limitation, projections, forecasts, budgets and information regarding liquidity, cash flow, proposed financing activities (equity or debt) and proposed corporate transactions (including, any contemplated sales or mergers); provided, that the Borrower shall notify the Administrative Agent whether or not such information constitutes material non-public information. Without any requirement of prior request, the Borrower and other Loan Parties shall promptly notify the Administrative Agent and the advisors to the Lenders of the occurrence of any Waiver Termination Event, the failure to satisfy a condition precedent or other material breach under this Amendment.
(d)    The Borrower will cause a satisfactory opinion of the Loan Parties’ counsel to be delivered to the Administrative Agent and the Lenders as soon as commercially reasonable and in any event no later than five Business Days after the Amendment No. 5 Effective Date, regarding due execution, enforceability and non-contravention of law, in form and substance satisfactory to the Administrative Agent (and consistent in scope with the prior opinion delivered by the Loan Parties’ counsel to the Administrative Agent in connection with Amendment No. 3);
(e)    The Borrower will deliver executed copies of such security documentation, in form and substance satisfactory to the Administrative Agent, as may be reasonably requested by the Administrative Agent; provided, any requirements to perfect any security interests in any Pledged Interests arising solely as a result of the amendments in Section 1 and 3 of this Amendment shall not be required to be satisfied until the date that is 45 days after the Amendment No. 5 Effective Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion).
(f)    The Borrower agrees to pay, or cause to be paid, to the Administrative Agent, for the account of each Lender who consented to this Agreement by executing and delivering to the Administrative Agent a signature page hereto prior to the Amendment No. 5 Effective Date, an amendment fee equal to 60 basis points (0.60%) of the portion of the Revolving Credit Facility held by such Lender as of the Amendment No. 5 Effective Date (collectively, the “Amendment Fees”)
(g)    As soon as commercially reasonable and in no event later than within 30 days after the Amendment No 5. Effective Date, the Borrower shall deliver to the Administrative Agent a copy of a duly executed amendment to the engagement letter required to be delivered pursuant to Section 6.28(c) of the Credit Agreement.

(h)    As soon as commercially reasonable and in no event later than within 30 days after the Amendment No 5. Effective Date, the Borrower shall appoint a CIO in accordance with the terms of Section 6.33 of the Credit Agreement.

(i)    Each of the Borrower and the other Loan Parties hereby jointly and severally agrees, on demand, to reimburse the Administrative Agent and the Lenders for all reasonable and out-of-pocket costs and expenses of the Administrative Agent and the Lenders related to or in connection with this Amendment and any documents, agreements or instruments referred to herein, including, without limitation, the reasonable fees and out-of-pocket expenses of the Agent’s Legal Advisor, FTI, and any consultants, attorneys or other professionals retained by the Administrative Agent and/or the Lenders in connection with the Loan Documents, including without limitation, in connection with (i) the negotiation and preparation of this Amendment, the enforcement of their rights and remedies under this Amendment, and (ii) the negotiation, documentation and analysis related to any “work out,” amendment to the Credit Agreement, or restructuring of the Obligations, or any of the Loan Documents (in each case, whether or not incurred prior to the date of this Amendment). All such fees, costs and expenses shall constitute Obligations under the Credit Agreement secured by the Collateral under the Security Instruments. Nothing in this Amendment shall be intended or construed to hold the Administrative Agent, the Lenders or any other Secured Party liable or responsible for any expense, liability or obligation of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses, other professionals’ fees and expenses, wages, salaries, payroll taxes, withholdings, benefits or other amounts payable by or on behalf of the Loan Parties).

(j)    The Borrower and the other Loan Parties each acknowledge and agree that the breach or failure to comply in any respect with the terms and conditions of this Section 5 shall constitute an immediate Event of Default under Section 8.01 of the Credit Agreement.
6.Effectiveness; Conditions Precedent.
The amendments contained herein shall only be effective upon the satisfaction or waiver of each of the following conditions precedent (the date of satisfaction or waiver, the “Amendment No. 5 Effective Date”):

(a)	the Administrative Agent shall have received each of the following documents or instruments in form and substance acceptable to the Administrative Agent:

(i)	counterparts of this Amendment executed by the Loan Parties and the Required Lenders;

(ii)
such documentation and other information as has been reasonably requested by the Administrative Agent at least two Business Days prior to the date hereof with respect to the Loan Parties in connection with this Amendment;

(iii)	executed copies of the Equity Backstop Commitment Letter, in form and substance satisfactory to the Administrative Agent and the Required Lenders;

(iv)
a certificate of the chief financial officer or treasurer of the Borrower certifying that as of the Amendment No. 5 Effective Date (A) all of the representations and warranties in this Amendment are true and correct in all material respects (or, to the extent any such representation and warranty is modified by a materiality or Material Adverse Effect standard, in all respects) as of such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (or, to the extent any such representation and warranty is modified by a materiality or Material Adverse Effect standard, in all respects) as of such earlier date), (B) no Default shall exist (other than any Non-Compliance Events), or would result from the occurrence of the Amendment No. 5 Effective Date and (C) that since December 31, 2016, there have not occurred any facts, circumstances, changes, developments or events which, individually or in the aggregate, have constituted or would reasonably be expected to result in, a Material Adverse Effect; and

(v)	a solvency certificate, executed by a Responsible Officer of the Borrower in form and substance reasonably acceptable to the Administrative Agent.

(b)
without prejudice to, or limiting the Borrower’s obligations under, Section 10.04 (Expenses; Indemnity; Damage Waiver) of the Credit Agreement, (i) all outstanding fees, costs and expenses due to the Administrative Agent and the Lenders, including on account of

Freshfields Bruckhaus Deringer US LLP and FTI, shall have been paid in full to the extent that the Borrower has received an invoice therefor (with reasonable and customary supporting documentation) at least two Business Days prior to the Amendment No. 5 Effective Date (without prejudice to any post-closing settlement of such fees, costs and expenses to the extent not so invoiced) and (ii) the Borrower shall have paid a retainer, (in an aggregate amount of $250,000 for the account of Freshfields Bruckhaus Deringer US LLP (the “Agent’s Legal Advisor”) for the fees and expenses of the Agent’s Legal Advisor;

(c)	the Administrative Agent shall have received on account of each Lender that consents to this Amendment, the Amendment Fees; and

(d)	each of the representations and warranties made by the Borrower in Section 7 hereof shall be true and correct.
The Administrative Agent agrees that it will, upon the satisfaction or waiver of the conditions contained in this Section 6, promptly provide written notice to the Borrower and the Lenders of the effectiveness of this Amendment.

7.	Representations and Warranties.
In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and the Lenders, for itself and for each other Loan Party, as follows:

(a)	that both immediately prior to and immediately after giving effect to this Amendment, no Default exists (other than any Non-Compliance Events);

(b)
the representations and warranties contained in the Credit Agreement (as amended hereby) are true and correct in all material respects on and as of the date hereof (except to the extent that such representations and warranties (i) specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) contain a materiality or Material Adverse Effect qualifier, in which case such representations and warranties shall be true and correct in all respects);

(c)
the execution, delivery and performance by the Borrower and the other Loan Parties of this Amendment and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or partnership action, including the consent of shareholders, partners and members where required, do not contravene any Loan Party or any of its Subsidiaries’ respective Constituent Documents, do not violate any Requirement of Law applicable to any Loan Party or any order or decree of any Governmental Authority or arbiter applicable to any Loan Party and do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person in order to be effective and enforceable;

(d)	this Amendment has been duly executed and delivered on behalf of the Borrower and the other Loan Parties;

(e)
this Amendment constitutes a legal, valid and binding obligation of the Borrower and the other Loan Parties enforceable against the Borrower and the other Loan Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, Debtor Relief Laws or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and

(f)
as of the date hereof, all Liens, security interests, assignments and pledges encumbering the Collateral, created pursuant to and/or referred to in the Credit Agreement or the other Loan Documents, are valid, enforceable, duly perfected to the extent required by the Loan Documents, non-avoidable, first priority liens, security interests, assignments and pledges (subject to Liens permitted by Section 7.02 of the Credit Agreement), continue unimpaired, are in full force and effect and secure and shall continue to secure all of the obligations purported to be secured in the respective Security Instruments pursuant to which such Liens were granted.

8.	Consent, Acknowledgement and Reaffirmation of Indebtedness and Liens.
By its execution hereof, each Loan Party, in its capacity under each of the Loan Documents to which it is a party (including the capacities of debtor, guarantor, grantor and pledgor, as applicable, and each other similar capacity, if any, in which such party has granted Liens on all or any part of its properties or assets, or otherwise acts as an accommodation party, guarantor, indemnitor or surety with respect to all or any part of the Obligations), hereby:

(a)	expressly consents to the amendments and modifications to the Credit Agreement and the Collateral Agreement effected hereby;

(b)
expressly confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Loan Document to which it is a party is, and all of the obligations and liabilities of such Loan Party to the Administrative Agent, the Lenders and each other Secured Party contained in the Loan Documents to which it is a party (in each case, as amended and modified by this Amendment), are and shall continue to be, in full force and effect and are hereby reaffirmed, ratified and confirmed in all respects and, without limiting the foregoing, agrees to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, indemnities, guaranties, grants of security interests and covenants contained in the Loan Documents;

(c)
to the extent such party has granted Liens or security interests on any of its properties or assets pursuant to any of the Loan Documents to secure the prompt and complete payment, performance and/or observance of all or any part of its Obligations to the Administrative Agent, the Lenders, and/or any other Secured Party, acknowledges, ratifies, remakes, regrants, confirms and reaffirms without condition, all Liens and security interests granted by such Loan Party to the Administrative Agent for their benefit and the benefit of the Lenders, pursuant to the Credit Agreement and the other Loan Documents, and acknowledges and agrees that all of such Liens and security interests are intended and shall be deemed and construed to continue to secure the Obligations under the Loan Documents, as amended, restated, supplemented or otherwise modified and in effect from time to time, including but not limited to, the Loans made by, and Letters of Credit provided by, the Administrative Agent and the Lenders to the Borrower and/or the other Loan Parties under the Credit Agreement, and all extensions renewals, refinancings, amendments or modifications of any of the foregoing;

(d)	agrees that this Amendment shall in no manner impair or otherwise adversely affect any of the Liens and security interests granted in or pursuant to the Loan Documents; and

(e)
acknowledges and agrees that: (i) the Guaranty and any obligations incurred thereunder, have been provided in exchange for “reasonably equivalent value” (as such term is used under the Bankruptcy Code and applicable state fraudulent transfer laws) and “fair consideration” (as such term is used under applicable state fraudulent conveyance laws) and (ii) each grant or perfection of a Lien or security interest on any Collateral provided in connection with Loan Documents, this Amendment and/or any negotiations with the Administrative Agent and/or the Lenders in connection with a “workout” of the Obligations is intended to constitute, and does constitute, a “contemporaneous exchange for new value” (as such term is used in section 547 of the Bankruptcy Code).

9.	Releases; Waivers.

(a)
By its execution hereof, each Loan Party (on behalf of itself and its Affiliates) and its successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under any Loan Party, for its past, present and future employees, agents, representatives, officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Administrative Agent, the Lenders and each of the other Secured Parties, and the Administrative Agent’s, each Lenders’ and each other Secured Party’s respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, covenants, controversies, damages, judgments, expenses, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, any so called “lender liability” claims, claims for subordination (whether equitable or otherwise), interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses and incidental, consequential and punitive damages payable to third parties, or any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore have accrued against any of the Lender Parties under the Credit Agreement or any of the other Loan Documents, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof, in all cases of the foregoing in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”), in each case, other than Claims arising from Lender Parties’ gross negligence, fraud, or willful misconduct. Each Releasing Party further stipulates and agrees with respect to all Claims, that it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 9.

(b)
By its execution hereof, each Loan Party hereby (i) acknowledges and confirms that there are no existing defenses, claims, subordinations (whether equitable or otherwise), counterclaims or rights of recoupment or setoff against the Administrative Agent, the Lenders or any other Secured Parties in connection with the Obligations or in connection with the negotiation, preparation, execution, performance or any other matters relating to the Credit Agreement, the other Loan Documents or this Amendment and (ii) expressly waives any setoff, counterclaim, recoupment, defense or other right that such Loan Party now has against the Administrative Agent, any Lender or any of their respective affiliates, whether in connection with this Amendment, the Credit Agreement and the other Loan Documents, the transactions contemplated by this Amendment or the Credit Agreement and the Loan Documents, or any agreement or instrument relating thereto.

10.	Entire Agreement.
This Amendment, the Credit Agreement (including giving effect to the amendments set forth in Section 1 above), the Collateral Agreement (including giving effect to the amendment set forth in Section 3 above) and the other Loan Documents (collectively, the “Relevant Documents”), set forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to any other party in relation to the subject matter hereof or thereof. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Credit Agreement.

11.	Full Force and Effect of Credit Agreement.
This Amendment is a Loan Document (and the Borrower and the other Loan Parties agree that the “Obligations” secured by the Collateral shall include any and all obligations of the Loan Parties under this Amendment). Except as expressly modified hereby, all terms and provisions of the Credit Agreement and all other Loan Documents remain in full force and effect and nothing contained in this Amendment shall in any way impair the validity or enforceability of the Credit Agreement or the Loan Documents, or alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein. This Amendment shall not constitute a modification of the Credit Agreement or any of the other Loan Documents or a course of dealing with Administrative Agent or the Lenders at variance with the Credit Agreement or the other Loan Documents such as to require further notice by Administrative Agent or any Lender to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except in each case as expressly set forth herein. The Borrower acknowledges and expressly agrees that Administrative Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents (subject to any qualifications set forth therein), as amended herein.

12.	Counterparts; Effectiveness.
This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 6 above, this Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, electronic email or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

13.	Governing Law; Jurisdiction; Waiver of Jury Trial.
THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Sections 10.04, 10.14 and 10.15 of the Credit Agreement are hereby incorporated by herein by this reference.

14.	Severability.
If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.	References.
All references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement and each reference to the “Credit Agreement”, (or the defined term “Agreement”, “thereunder”, “thereof” of words of like import referring to the Credit Agreement) in the other Loan Documents shall mean and be a reference to the Credit Agreement as amended hereby and giving effect to the amendments contained in this Amendment. All references in the Collateral Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Collateral Agreement and each reference to the “Collateral Agreement”, (or the defined term “Agreement”, “thereunder”, “thereof” of words of like import referring to the Collateral Agreement) in the other Loan Documents shall mean and be a reference to the Collateral Agreement as amended hereby and giving effect to the amendments contained in this Amendment.

16.	Successors and Assigns.
This Amendment shall be binding upon the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders and the Administrative Agent and the respective successors and assigns of the Borrower, the Lenders and the Administrative Agent.

17.	Lender Acknowledgment.
Each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

18.     Amendments.

This Amendment may be amended, supplemented or otherwise modified only by a written agreement signed by the Borrower, the other Loan Parties, the Administrative Agent and the Required Lenders and none of the provisions hereof may be waived without the prior written consent of the Administrative Agent and the Required Lenders.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BABCOCK & WILCOX ENTERPRISES, INC.

By: /s/ Orville Lunking
Name: Orville Lunking
Title:    Vice President & Treasurer

Acknowledged and Agreed for purposes of Sections 1, 2, 3, 5, 8, 9 and 11 of the Amendment:

AMERICON EQUIPMENT SERVICES, INC.
AMERICON, LLC
BABCOCK & WILCOX CONSTRUCTION CO., LLC
BABCOCK & WILCOX EBENSBURG POWER, LLC
BABCOCK & WILCOX EQUITY INVESTMENTS, LLC
BABCOCK & WILCOX HOLDINGS, LLC
BABCOCK & WILCOX INDIA HOLDINGS, INC.
BABCOCK & WILCOX INTERNATIONAL SALES AND SERVICE CORPORATION
BABCOCK & WILCOX INTERNATIONAL, INC.
BABCOCK & WILCOX MEGTEC HOLDINGS, INC.
BABCOCK & WILCOX MEGTEC, LLC
BABCOCK & WILCOX SPIG, INC.
BABCOCK & WILCOX TECHNOLOGY, LLC
BABCOCK & WILCOX UNIVERSAL, INC.
DELTA POWER SERVICES, LLC
DIAMOND OPERATING CO., INC.
DIAMOND POWER AUSTRALIA HOLDINGS, INC.
DIAMOND POWER CHINA HOLDINGS, INC.
DIAMOND POWER EQUITY INVESTMENTS, INC.
DIAMOND POWER INTERNATIONAL, LLC
DPS ANSON, LLC
DPS BERLIN, LLC
DPS CADILLAC, LLC
DPS FLORIDA, LLC
DPS GREGORY, LLC
DPS MECKLENBURG, LLC
DPS PIEDMONT, LLC

By: /s/ Robert P. McKinney
Name: Robert P. McKinney
Title:    Assistant Secretary
EBENSBURG ENERGY, LLC
MEGTEC ENERGY & ENVIRONMENTAL LLC
MEGTEC INDIA HOLDINGS, LLC
MEGTEC SYSTEMS AUSTRALIA INC.

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 5 to Credit Agreement
Signature Page]

MEGTEC TURBOSONIC TECHNOLOGIES, INC.
MTS ASIA, INC.
O&M HOLDING COMPANY
PALM BEACH RESOURCE RECOVERY CORPORATION
POWER SYSTEMS OPERATIONS, INC.
SOFCO EFS HOLDINGS LLC
THE BABCOCK & WILCOX COMPANY
UNIVERSAL AET HOLDINGS, LLC
UNIVERSAL SILENCER MEXICO II, LLC
UNIVERSAL SILENCER MEXICO, LLC

By: /s/ Robert P. McKinney
Name: Robert P. McKinney
Title:    Assistant Secretary

EBENSBURG INVESTORS LIMITED PARTNERSHIP

By: BABCOCK & WILCOX EBENSBURG POWER,             LLC, as General Partner

By: /s/ Robert P. McKinney
Name: Robert P. McKinney
Title:    Assistant Secretary

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 5 to Credit Agreement
Signature Page]

Administrative Agent:

BANK OF AMERICA, N.A., as Administrative Agent
By: /s/ Stefanie Tanwar
Name: Stefanie Tanwar
Title: Director

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 5 to Credit Agreement
Signature Page]

Lenders:

BANK OF AMERICA, N.A., As Lender and Swing Line Lender
By: /s/ Stefanie Tanwar
Name: Stefanie Tanwar
Title: Director

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 5 to Credit Agreement
Signature Page]

The Bank of Nova Scotia, as Lender

By: /s/ Justin Mitges
Name: Justin Mitges
Title: Senior Manager
By: /s/ John Pagazani
Name: John Pagazani
Title: Director

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 5 to Credit Agreement
Signature Page]

Branch Banking and Trust Company, as Lender

By: /s/ Justin K. Higgins
Name: Justin K. Higgins
Title: SVP

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 5 to Credit Agreement
Signature Page]

BNP Paribas, as Lender

By: /s/ Amy Kirschner
Name: Amy Kirschner
Title: Manager Director

BNP Paribas, as Lender

By: /s/ Pierre Nicholas Rogers
Name: Pierre Nicholas Rogers
Title: Manager Director

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 5 to Credit Agreement
Signature Page]

JP Morgan Chase Bank N.A., as Lender

By /s/ Patricia S. Carpen
Name: Patricia S. Carpen
Title: Executive Director

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 5 to Credit Agreement
Signature Page]

The Northern Trust Co., as Lender

By: /s/ Robert P. Veltman
Name: Robert P. Veltman
Title: Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 5 to Credit Agreement
Signature Page]

PNC Bank, as Lender

By: /s/ Mark Starnes
Name: Mark Starnes
Title: Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 5 to Credit Agreement
Signature Page]

TD Bank, N.A., as Lender

By: /s/ Bethany Buitenhuys
Name: Bethany Buitenhuys
Title: Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 5 to Credit Agreement
Signature Page]

UniCredit Bank AG, New York Branch, as Lender

By: /s/ Michael D. Novellino
Name: Michael D. Novellino
Title: Director

By: /s/ Scott Obeck
Name: Scott Obeck
Title: Director

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 5 to Credit Agreement
Signature Page]

Wells Fargo Bank, N.A., as Lender

By: /s/ Reginald T. Dawson
Name: Reginald T. Dawson
Title: Senior Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 5 to Credit Agreement
Signature Page]

Exhibit A – Non-Compliance Events

1.          An Event of Default has occurred and is continuing under Section 8.01(d) of the Credit Agreement resulting from the Borrower’s failure under Section 7.16(a) of the Credit Agreement to maintain an Interest Coverage Ratio greater than or equal to 1.00 to 1.00 as of the Fiscal Quarter ended December 31, 2017.

2.          An Event of Default has occurred and is continuing under Section 8.01(d) of the Credit Agreement resulting from the Borrower’s failure under Section 7.16(b) of the Credit Agreement to maintain a Leverage Ratio less than or equal to 8.50 to 1.00 as of the Fiscal Quarter ended December 31, 2017.

3.    Any Event of Default under Section 8.01(d) of the Credit Agreement resulting from the Borrower’s failure under Section 7.16(a) of the Credit Agreement to maintain an Interest Coverage Ratio greater than or equal to 1.00 to 1.00 as of the Fiscal Quarter ending March 31, 2018.

4.    Any Event of Default under Section 8.01(d) of the Credit Agreement resulting from the Borrower’s failure under Section 7.16(b) of the Credit Agreement to maintain a Leverage Ratio less than or equal to 8.50 to 1.00 as of the Fiscal Quarter ending March 31, 2018.

5.    Any Event of Default under Section 8.01(d) of the Credit Agreement resulting from the Borrower’s failure under Section 7.19 of the Credit Agreement to not permit the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced in connection with certain Vølund Project contracts to exceed $25,000,000 on a cumulative basis.

6.    Any Event of Default under Section 8.01(d) of the Credit Agreement resulting from the Borrower receiving a going concern qualification in non-compliance with Section 6.01(b) of the Credit Agreement.

7.    Any Event of Default under Section 8.01(e) of the Credit Agreement resulting from the occurrence of any of the Events of Default under the Second Lien Credit Agreement or any acceleration of the obligations under the Second Lien Credit Agreement as a result of any such Event of Default.

Exhibit B – Specified Vølund Counterparties

I

•	Margam

•	Templeborough

•	Teesside

•	Dunbar

•	ARC

•	SKV40

II

•	Rye House

•	Gloucester

Exhibit C – Vølund Project Milestones

Project	Milestone/Date
ARC	Preliminary Takeover / July 15, 2018
SKV40	Partial Takeover / April 15, 2018
Templeborough	Renewable Obligation Certificates (“ROC”) Certification / June 2, 2018
Margam	ROC Certification / July 21, 2018
Teeside	Takeover / April 27, 2019
Dunbar	Takeover / October 10, 2018